CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

FORTRESS INVESTMENT GROUP HOLDINGS LLC

_______________________________________

Pursuant to Section 18-202 of the
Delaware Limited Liability Company Act

_______________________________________

1.

The name of the limited liability company is Fortress Investment Group Holdings LLC (the "Company").

2.

The Certificate of Formation of the Company is hereby amended to change the name of the Company to Fortress Investment Group LLC.

3.

Accordingly, Article 1. of the Certificate of Formation shall, as amended, read as follows:

"1.  The name of the limited liability company is Fortress Investment Group LLC."

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IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment this 1st day of February 2007.

By:	/s/ Randal A. Nardone
Randal A. Nardone
Chief Operating Officer

Signature Page to Certificate of Amendment to Certificate of Formation

of Fortress Investment Group Holdings LLC

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